EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc.:

We consent to the use of our report dated February 22, 2013, with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

(signed) KPMG LLP

Portland, Oregon
July 26, 2013